Exhibit 23(c)

Consent of Independent Auditors

We consent to the use of our report, dated April 13, 2006, except for Note 15 as to which the date is June 12, 2006, with respect to the balance sheets of 1st Service Bank as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4, as amended, of Southern National Bancorp of Virginia, Inc. and the related prospectus/proxy statement.

/s/ Thompson, Greenspon & Co., P.C.
Fairfax, Virginia
September 20, 2006